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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9 )*

                             LCI International, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                    501813109
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 Pages

----------------------------                       -----------------------------
CUSIP No.  501813109                13G            Page  2    of  8     Pages
----------------------------                       -----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus Capital Company, L.P.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [ ]
                                                                      (b) [X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             -0-
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            -0-
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           -0-
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                              [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.0%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

--------------------------                          ----------------------------
CUSIP No.  501813109                  13G           Page  3     of  8   Pages
--------------------------                          ----------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a) [ ]
                                                                  (b) [X]
---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             186,843
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            186,843
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           186,843
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                                   [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                         ---------------------------
CUSIP No.  501813109                   13G           Page  4     of  8    Pages
----------------------------                         ---------------------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Warburg, Pincus & Co.
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)[ ]
                                                                        (b)[X]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            -0-
                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             186,843
     OWNED BY
                     ------ ----------------------------------------------------
       EACH              7  SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                -0-
       WITH
                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            186,843
---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           186,843
---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES*                               [ ]
---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           Less than 1%
---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------


                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).                    Name of Issuer:

                              LCI International, Inc. (the "Issuer")

Item 1(b).                    Address of Issuer's Principal Executive
                              Offices:

                              8180 Greensboro Drive
                              Suite 800
                              McLean, VA  22102

Items 2(a)                    Name of Person Filing; Address of Principal
and (b).                      Business Office:

                              This statement is filed by and on behalf of (a) Warburg, Pincus Capital Company, L.P., a Delaware limited partnership ("WPCC"); (b) E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW LLC"); and (c) Warburg, Pincus & Co., a New York general partnership ("WP"). The sole general partner of WPCC is WP. EMW LLC manages WPCC. The members of EMW LLC are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMW LLC and may be deemed to control both WP and EMW LLC. WP, as the sole general partner of WPCC, has a 20% interest in the profits of WPCC. The business address of each of the foregoing is 466 Lexington Avenue, New York, New York 10017.

                              WPCC, EMW LLC and WP are collectively referred to herein as the "Reporting Entities."

Item 2(c).                    Citizenship:

                              Not Applicable

Item 2(d).                    Title of Class of Securities:

                              Common Stock, par value $.01 per share (the
                              "Common Stock")

Item 2(e).                    CUSIP Number:

                              501813109

Item 3.                       Not Applicable

Item 4.                       Ownership:

                              Warburg, Pincus Capital Company, L.P.:

                              (a) No shares of Common Stock, as of November
                                30, 1997.

                              (b)      0%

                              (c)      (i)      -0-
                                       (ii)     -0-
                                       (iii)    -0-
                                       (iv)     -0-

                              Warburg, Pincus & Co. and E.M. Warburg, Pincus & Co., LLC:

                              (a) 186,843 shares of Common Stock, as of November
                                  30, 1997.

                              (b) Less than 1%

                              (c) (i)      -0-
                                  (ii)     186,843
                                  (iii)    -0-
                                  (iv)     186,843


Item 5.                       Ownership of Five Percent or Less of a Class:

                              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.                       Ownership of More than Five Percent on Behalf of
                              Another Person:

                              Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                              Not Applicable


Item 8. Identification and Classification of Members of the Group:

                              Not Applicable

Item 9.                       Notice of Dissolution of Group:

                              Not Applicable

Item 10.                      Certification:

                              Not Applicable

                                    SIGNATURE
                                    ---------

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 8, 1997

                                    WARBURG, PINCUS CAPITAL COMPANY, L.P.

                                    By:  Warburg, Pincus & Co.,
                                         its General Partner


                                    By:  /s/ Stephen Distler
                                         Stephen Distler, Partner


                                    WARBURG, PINCUS & CO.


                                    By:  /s/ Stephen Distler
                                         Stephen Distler, Partner


                                    E.M. WARBURG, PINCUS & CO., LLC


                                    By:  /s/ Stephen Distler
                                         Stephen Distler, Member